Exhibit (a)(1)(v)

Convertible Note Exchange Offer and Consent Solicitation Relating to 4.50% Convertible
Notes due 2015 Issued by Six Flags, Inc. (the “SFI Convertible Notes”)

CUSIP: 83001PAJ8

The Convertible Note Exchange Offer (as defined below) will expire at 11:59 P.M., NEW YORK CITY TIME, ON JUNE 25, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”).  It is a condition to the Convertible Note Exchange Offer that at least 95% of the outstanding aggregate principal amount of the SFI Convertible Notes are validly tendered for exchange and not revoked by 5:00 p.m., New York City time, on May 28, 2009 and that the holders of such SFI Convertible Notes do not withdraw their SFI Convertible Notes on or prior to the Expiration Date.  SFI Convertible Notes may be withdrawn and the related consents may be revoked at any time prior to the Expiration Date, but not thereafter.

May 6, 2009

To: Brokers, Dealers, Commercial Banks, Trust companies and other Nominees:

Six Flags, Inc. (“Six Flags”) is offering to exchange (the “Convertible Note Exchange Offer”) all properly tendered and accepted SFI Convertible Notes for shares of common stock of Six Flags (the “Common Stock”), on the terms and subject to the conditions set for in its Offering Memorandum and Consent Solicitation Statement dated May 6, 2009 (the “Offering Memorandum and Consent Solicitation Statement”). Concurrently with the Convertible Note Exchange Offer, Six Flags is also soliciting consents (the “Consent Solicitation”) from each holder of SFI Convertible Notes (each, a “Holder” and collectively, the “Holders”) for certain amendments to the indenture pursuant to which the SFI Convertible Notes were issued (the “Indenture”), to eliminate or amend substantially all of the restrictive covenants and modify certain events of default and various other provisions contained in the Indenture (collectively, the “Proposed Amendments”), as further described in the Offering Memorandum and Consent Solicitation Statement.  The Proposed Amendments will not become operative unless and until the Convertible Note Exchange Offer is consummated. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Offering Memorandum and Consent Solicitation Statement.

We are asking you to contact your clients for whom you hold the SFI Convertible Notes.  For your use and for forwarding to those clients, we are enclosing the Offering Memorandum and Consent Solicitation Statement. We are also enclosing a noteholder’s instruction form which you may send to your clients, with space provided for obtaining their instructions with regard to the Convertible Note Exchange Offer and the Consent Solicitation.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

All exchanges may be executed through The Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) by transmitting acceptances to DTC in accordance with DTC’s ATOP procedures.

There are no guaranteed delivery provisions provided for by Six Flags in conjunction with the Convertible Note Exchange Offer and the Consent Solicitation. Holders must exchange their SFI Convertible Notes in accordance with the procedures set forth in the Offering Memorandum and Consent Solicitation Statement.

The Convertible Note Exchange Offer and the Consent Solicitation are subject to satisfaction of certain conditions as specified in the Offering Memorandum and Consent Solicitation Statement. Six Flags reserves the right to terminate, extend or amend the Convertible Note Exchange Offer and the Consent Solicitation with respect to the SFI Convertible Notes if any condition of the Convertible Note Exchange Offer and the Consent Solicitation is not satisfied or waived by Six Flags or otherwise in its sole discretion.

Six Flags will not pay you any fees or commissions for soliciting acceptances of the Convertible Note Exchange Offer and the Consent Solicitation. However, Six Flags will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Questions and requests for assistance should be addressed to the exchange agent and the information agent.  Requests for additional copies of the enclosed materials should be directed to the exchange agent and the information agent.

The exchange agent and the information agent for the Convertible Note Exchange Offer and the Consent Solicitation is:

Globic Advisors, Inc.

One Liberty Plaza, 23rd Floor

New York, NY 10006

Attn: Robert A. Stevens, President

Telephone: (212) 201-5346

Facsimile: (212) 271-3252

Very Truly Yours,

Six Flags, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS IS INTENDED TO CONSTITUTE YOU OR ANY PERSON THE AGENT OF THE COMPANY, THE EXHANGE AGENT AND NFORMATION AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT ON THEIR BEHALF OTHER THAN STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT OR THE LETTER OF TRANSMITTAL OR USE ANY DOCUMENTS IN CONNECTION WITH THE CONVERTIBLE NOTE EXCHANGE OFFER AND THE CONSENT SOLICITATION OTHER THAN FOR THE PURPOSES DESCRIBED HEREIN.